EXHIBIT 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:	MEDIA CONTACTS:
InSite Vision Incorporated	Lippert/Heilshorn & Associates, Inc.	Lippert/Heilshorn & Associates, Inc
S. Kumar Chandrasekaran, CEO	Bruce Voss (bvoss@lhai.com)	Chenoa Taitt (ctaitt@lhai.com)
Sandra Heine, Director of Finance	Jody Cain (jcain@lhai.com)	Michael Hopkins (mhopkins@lhai.com)
(510) 865-8800	(310) 691-7100	(212) 838-3777
www.insitevision.com	www.lhai.com	www.lhai.com

INSITE VISION REPORTS THIRD QUARTER FINANCIAL RESULTS

Conference call to begin at 10:30 a.m. ET today

ALAMEDA, Calif. (November 11, 2004) - InSite Vision Incorporated (AMEX: ISV) - an ophthalmic therapeutics, diagnostics and drug-delivery company - today reported financial results for the three and nine months ended September 30, 2004.

Net loss for the 2004 third quarter was $3.3 million, or $0.05 per share, compared with a net loss of $1.5 million, or $0.06 per share, for the 2003 third quarter. For the nine months ended September 30, 2004, the Company reported a net loss of $2.4 million, or $0.06 per share, compared with a net loss of $5.7 million, or $0.23 per share, for the nine months ended September 30, 2003. Net loss for the nine months ended September 30, 2004 includes $4.6 million in deferred gain on the sale of assets from the sale of the Company’s ISV-403 drug candidate to Bausch & Lomb in December 2003.

Research and development (R&D) expenses for the third quarter of 2004 were $2.6 million, compared with $0.8 million for the third quarter of 2003. The increase in R&D expenses reflects costs associated with the initiation of AzaSite™ Phase 3 clinical trials. R&D expenses for the nine months ended September 30, 2004 increased to $5.0 million, compared with $3.5 million for the first nine months ended September 30, 2003, also primarily due to the initiation of AzaSite Phase 3 clinical trials.

Selling, general and administrative (SG&A) expenses increased to $0.8 million for the 2004 third quarter from $0.6 million for the 2003 third quarter. SG&A expenses for the nine months ended September 30, 2004 were $2.6 million, compared with $2.0 million for the nine months ended September 30, 2003. The increase in SG&A expenses primarily reflects the return in June 2004 of salaries back to the levels prior to voluntary salary reductions taken in 2003.

InSite Vision had cash and cash equivalents of $7.9 million at September 30, 2004, compared with cash and cash equivalents of $1.0 million at December 31, 2003. The cash increase reflects the completion of an equity financing announced on June 15, 2004 that raised $16.5 million, before transaction fees and expenses.

“We continue to make excellent progress with our two AzaSite pivotal Phase 3 trials, putting us on track for trial completion in the second quarter of 2005 and our planned U.S. commercial launch in 2006,” said S. Kumar Chandrasekaran, Ph.D., chief executive officer and chief financial officer of InSite Vision. “We believe that the clinical sites currently open across the country will be sufficient to enroll the approximately 1,300 patients needed for both Phase 3 trials.”

AzaSite Program Update

AzaSite contains the drug azithromycin, a broad-spectrum antibiotic formulated with DuraSite®, InSite Vision’s patented drug-delivery vehicle offering the benefits of prolonged release of an active ingredient. This drug candidate represents the first ophthalmic application of azithromycin, which currently is used to treat a variety of bacterial infections. The DuraSite formulation permits prolonged antibiotic release and long residence time in the eye, which could allow for a lower frequency-dosing regimen. Data from InSite Vision’s Phase 2 trial, announced in September 2002, indicated safe and effective treatment of bacterial conjunctivitis with seven drops of AzaSite over a five day period.

In July 2004, InSite Vision initiated two Phase 3 trials with AzaSite with two clinical endpoints: clinical cure and microbiological eradication. The first Phase 3 trial is a multi-center vehicle-control study. Patients in one arm of the study will be dosed with a vehicle and patients in the other with InSite Vision’s 1% AzaSite formulation. This study is designed to include a total of 550 patients, of which 224 must be confirmed culture positive for acute bacterial conjunctivitis in at least one eye. The second Phase 3 trial is a multi-center active-control study to compare 0.3% of the antibiotic tobramycin versus InSite Vision’s 1% AzaSite drug. This study is designed to include approximately 775 patients, of which 310 must be confirmed culture-positive for acute bacterial conjunctivitis in at least one eye.

InSite Vision has opened all of the necessary clinical sites planned to complete its Phase 3 trials and continues to enroll patients in these sites. Although there are always risks and potential delays in any clinical trial program, the Company currently expects to commercially launch AzaSite in the U.S. in 2006.

Conference Call

Dr. Chandrasekaran and Sandra Heine, senior director of finance, will host an investment-community conference call beginning at 10:30 a.m. Eastern Time today, November 11, 2004, to discuss these results and to answer questions.

Individuals interested in listening to the conference call may do so by dialing (888) 803-7364 for domestic callers or (706) 634-1033 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), and entering reservation code 1737476.

The live conference call will also be available via the Internet on the investor relations section of the Company’s Web site at www.insitevision.com, and a recording of the call will be available on the Web site for 90 days following the completion of the call. The Company will file this press release on Current Report on Form 8-K and post this release on its Web site prior to the conference call.

About InSite Vision

InSite Vision is an ophthalmic company focused on ocular infections, glaucoma and retinal diseases. The Company’s lead product is AzaSite, which targets infections of the eye. AzaSite contains the drug azithromycin, a broad-spectrum antibiotic formulated with DuraSite, InSite Vision's patented drug-delivery vehicle, which offers the benefit of a lower frequency-dosing regimen, designed to be attractive to both the eye-care patient and physician. The Company currently expects to commercially launch AzaSite in the United States in 2006, while expanding the AzaSite "technology platform" to include additional indications and product options for the worldwide market.

In the glaucoma area, the Company has continued to focus genomic research on the TIGR gene, among other genes in its genomic portfolio. A portion of this research has been incorporated into the Company's commercially available OcuGene® glaucoma genetic test for disease management, which is a prognostic tool designed to detect a genetic marker (mt-1) in the promoter region of the glaucoma-related TIGR gene. Additional information can be found at www.insitevision.com .

This press release and the conference call and webcast may contain, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision, such as the timing of initiation and completion of current and future clinical trials, the timing of the commercial launch of AzaSite, the potential benefits and commercialization of AzaSite, and the timing and success thereof. Such statements entail a number of risks and uncertainties, including but not limited to: InSite Vision’s ability to enroll and complete future clinical trials for AzaSite; the results of InSite Vision’s clinical trials, particularly for AzaSite; InSite Vision’s ability to commence, complete and file a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for AzaSite and its other product candidates, and receive approval from the FDA for the commercialization of AzaSite and its other product candidates; InSite Vision’s ability to expand its technology platform to include additional indications and patent options; InSite Vision’s ability to obtain additional financing when needed; the effects of its expense control activities on its operations and product development; its ability to obtain regulatory approval and market acceptance of its products and product candidates, including its OcuG ene glaucoma genetic test, AzaSite, ISV-205 and ISV-014; InSite Vision’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite and ISV-205; its reliance on third parties for the development, marketing and sale of its products; the initiation and results of preclinical and clinical studies; its ability to adequately protect its intellectual property; and determinations by the FDA, including those with respect to OcuGene, AzaSite and ISV-205. Reference is made to the discussion of risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the 2003 fiscal year, as amended, and its quarterly reports on Form 10-Q. Any projections in the press release and conference call and webcast are based on the limited information currently available to InSite Vision, which is subject to change. Although any such projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release or in the conference call and webcast is still valid at any later date.

Note to Editors: OcuGene is written with a “small cap” G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite and OcuGene are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

[Tables to follow]

InSite Vision Incorporated

Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2004 and 2003
(in thousands, except per share amounts; unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Revenues, net	$49	$4	$541	$8
Cost of Goods	3	5	11	17
Operating expenses:
Research and development	2,605	793	4,956	3,461
Selling, general and administrative	781	599	2,586	2,025
Total	3,386	1,392	7,542	5,486
Loss from operations	(3,340)	(1,393)	(7,012)	(5,495)
Gain on sale of assets	-	-	4,616	-
Interest (expense) and other income, net	-	(9)	(43)	(7)
Net loss	(3,340)	(1,402)	(2,439)	(5,502)
Non-cash preferred dividends	-	60	-	161
Net loss applicable to common stockholders	$(3,340)	$(1,462)	$(2,439)	$(5,663)

Net loss per share applicable to common stockholders, basic and diluted	(0.05)	(0.06)	(0.06)	(0.23)
Shares used to calculate net loss per
share, basic and diluted	62,371	25,137	43,667	25,136

Condensed Consolidated Balance Sheets
At September 30, 2004 and December 31, 2003
(in thousands; unaudited)

	September 30, 2004	December 31, 2003
Assets:
Cash and cash equivalents	$7,860	$1,045
Prepaid expenses and other assets	81	110
Property and equipment, net	108	249
Deferred Debt Issuance Cost	-	1
Total assets	$8,049	$1,405

Liabilities and stockholders' equity:
Current liabilities	$1,408	$7,589
Convertible note payable	-	16
Stockholders' equity (deficit)	6,641	(6,200)
Total liabilities and stockholders' equity (deficit)	$8,049	$1,405